ARTICLES OF SHARE EXCHANGE
                                    of
                        Kenroy Communications Corp.
                                    and
                            eHomeOne.com, Inc.

We, Robert Blair, the President of eHomeOne.com, Inc., and Keith Collins, the Vice-President of eHomeOne.com, Inc.; and Ken Royceton, the sole officer of Kenroy Communications Corp., hereby certify:

  1. A Share Exchange Agreement was adopted by the Boards of Directors of both of the constituent corporations in meetings held on March
     1, 2001. A copy of this executed Share Exchange Agreement, which contains the plan of share exchange, is on file at Kenroy Communications Corp.'s resident office in Nevada.

  2.The   constituent  entities  are  eHomeOne.com,  Inc.,   a   Florida
     corporation, and Kenroy Communications Corp., a Nevada corporation. Kenroy Communications Corp. shall be the surviving company, with eHomeOne.com, Inc. being the acquired company.

  3.Each  shareholder of eHomeOne.com, Inc. shall receive the  aggregate
     of   the  par  value  of  $0.001  per  share  for  each  share   of
     eHomeOne.com, Inc. common stock that he or she holds.

  4.Approval of the shareholders of Kenroy Communications Corp. was not required pursuant to NRS 92A.120.

  5.The  Share  Exchange Agreement was submitted to the shareholders  of
     eHomeOne.com, Inc. by its Board of Directors. There were a total of 2,750 shares of common stock eligible to be voted, of which 2,750 shares consented to the action taken by the Board of Directors pursuant to 607.0704 F.S. The Share Exchange Agreement was approved by a majority vote of the shareholders of eHomeOne.com, Inc. on March 1, 2001.

  6.Kenroy Communications Corp., the acquiring company, shall change its name to eHomeOne.com, Inc. upon a later date.

  7.The effective date of the Share Exchange Agreement shall be upon the date of filing this Articles of Share Exchange.


                     For Kenroy Communications Corp.


/s/ Ken Royceton
Ken Royceton, President/Secretary/Treasurer

State of ___________)
                    )ss.
County of _________ )

On            , 2001, personally appeared before me, a Notary public,  Ken
Royceton, who acknowledged that he is the President and Secretary of Kenroy Communications Corp. and that he executed the above instrument in that capacity.


A Notary Public in and for said County and State.

                          For eHomeOne.com, Inc.


/s/ Robert Blair                      /s/ Keith Collins
Robert Blair, President               Keith Collins, Vice-President

State of ___________)                 State of ___________)
                    )ss.                                  )ss.
County of _________ )                  County of _________)

On             ,   2001,   personally On             ,   2001,  personally
appeared before me, a Notary public, appeared before me, a Notary public, Robert Blair who acknowledged that Keith Collins who acknowledged that he is the President of eHomeOne.com, he is the Vice-President of Inc. and that he executed the above eHomeOne.com, Inc. and that he
instrument in that capacity.          executed  the  above  instrument  in
                                      that capacity.

A Notary Public in and for said       A Notary Public in and for said
County and State.                     County and State.